Exhibit 99.6

PRO FORMA VALUATION
UPDATE REPORT
STANDARD CONVERSION

Fifth District Bancorp, Inc. │New Orleans, Louisiana

PROPOSED HOLDING COMPANY FOR:
Fifth District Savings Bank│ New Orleans, Louisiana

Dated as of April 19, 2024

1311-A Dolley Madison Blvd., Suite 2A

McLean, Virginia 22101

703.528.1700

rpfinancial.com

April 19, 2024

Board of Directors

Fifth District Bancorp, Inc.

Fifth District Savings Bank

4000 General DeGaulle Drive

New Orleans, Louisiana 70114

Members of the Board Directors:

At your request, we have completed and hereby provide an updated independent appraisal ("Appraisal Update") of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction of Fifth District Savings Bank (“Fifth District” or the “Bank”) as summarized below and described more fully in the prospectus incorporated by reference.

This Appraisal Update incorporates: (1) the Bank’s financial condition through March 31, 2024, as reflected in the recent development section of the prospectus; (2) an updated comparison of the Bank’s financial condition and operating results to the Peer Group identified in the Original Appraisal, reflecting financial results through March 31, 2024; (3) stock market conditions since the date of the Original Appraisal for existing and new issue bank stocks; and (4) the outlook impacting bank stocks.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) and accepted by the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve Board (“FRB”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

The Board of Directors of Fifth District Savings Bank, New Orleans, Louisiana (“Fifth District” or the “Bank”) adopted the plan of conversion on February 29, 2024, incorporated herein by reference. Pursuant to the plan of conversion, the Bank will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and become a wholly-owned subsidiary of Fifth District Bancorp, Inc. (“Fifth District Bancorp” or the “Company”), a Maryland corporation. Fifth District Bancorp will offer 100% of its common stock to qualifying depositors of the Bank in a subscription offering to Eligible Account Holders, Tax-Qualified Plans (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. A portion of the net offering proceeds will be used to purchase all of the then to be issued and outstanding capital stock of the Bank, with the balance retained by the Company. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to the public at large in a community offering and a syndicated or firm commitment offering. In addition, the Company will contribute 100,000 shares of stock and $250,000 of cash to a charitable foundation to be established in connection with the conversion.

1311-A Dolley Madison Boulevard	Main: (703) 528-1700
Suite 2A	Fax : (703) 528-1788
McLean, VA 22101	mail@rpfinancial.com
www.rpfinancial.com

Board of Directors

April 19, 2024

Going forward, Fifth District Bancorp will own 100% of the Bank's stock, and the Bank will initially be Fifth District Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

At this time, the primary activities contemplated by the Company are ownership of the Bank, a loan to the newly-formed ESOP to fund a stock purchase in the offering, and reinvestment of the net offering proceeds. In the future, the Company may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends and/or repurchase shares of common stock, although there are no specific plans at the present time.

The estimated pro forma market value is defined as the price at which the Company’s common stock, immediately upon completion of the public stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Fifth District Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

Board of Directors

April 19, 2024

Discussion of Relevant Considerations

1.            Financial Results

Table 1 presents summary balance sheet and income statement details for the 12 months ended December 31, 2023, as reflected in the Original Appraisal, and updated financial data through March 31, 2024.

Table 1

Fifth District Sayings Bank

Historical Balance Sheet Data

	As of or for the 12 Months Ended
	December 31, 2023		March 31, 2024
	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)
Total Amount of:
Assets	$480,797	100.00%	$485,208	100.00%
Cash and equiyalents	19,306	4.02%	36,625	7.55%
Certificates of Deposit	0	0.00%	0	0.00%
Securities available for sale	67,901	14.12%	53,774	11.08%
Restricted Stock	881	0.18%	881	0.18%
Loans receiyable (net)	365,038	75.92%	365,403	75.31%
BOLI	10,332	2.15%	10,415	2.15%
Fixed assets	12,475	2.59%	12,654	2.61%
Other assets	4,864	1.01%	5,456	1.12%

Deposits	$390,003	81.12%	$400,386	82.52%
Other Borrowed Money	4,000	0.83%	0	0.00%
Other liabilities	8,996	1.87%	7,855	1.62%

Stockholders' equity	$77,798	16.18%	$76,967	15.86%
Tangible stockholders' equity	$77,798	16.18%	$76,967	15.86%

Net Unrealized Gain/(Loss) on Securities Available for Sale	$(6,973)	-1.45%	$(6,672)	-1.38%

Interest Income	$16,414	3.50%	$16,779	3.56%
Interest Expense	(6,365)	-1.36%	(7,520)	-1.59%
Net Interest Income	$10,049	2.14%	$9,259	1.96%
Provision for Loan Losses	325	0.07%	425	0.09%
Net Interest Income after Provisions	$10,374	2.21%	$9,684	2.05%

Other Income	973	0.21%	991	0.21%
Operating Expense	(10,400)	-2.22%	(10,493)	-2.22%
Net Operating Income	$946	0.20%	$181	0.04%

Loss on the sale of Inyestments	$0	0.00%	$(1,144)	-0.24%

Income/(Loss) Before Tax	$946	0.20%	$(963)	-0.20%
Income Tax Provision (Benefit)	(149)	-0.03%	252	0.05%
Net Income (Loss)	$797	0.17%	$(711)	-0.15%

Adjusted Earnings
Net Income	$797	0.17%	$(711)	-0.15%
Deduct: Non-Operating Income and Expense	0	0.00%	1,144	0.24%
Tax Effect (2)	0	0.00%	(240)	-0.05%
Adjusted Earnings	$797	0.17%	$193	0.04%

Loans/Deposits	93.60%		91.26%
Expense Coyerage Ratio (3)	96.62%		88.24%
Efficiency Ratio (4)	94.4%		102.4%
Effectiye Tax Rate Cost (Benefit)	15.7%		26.2%
Return on Equity	0.95%		0.25%

(1)	Balance sheet ratios are as a percent of ending assets. Income ratios are a percent of ayerage assets.
(2)	Adjustments are tax effected at a 21% marginal tax rate.
(3)	Expense coyerage ratio calculated as net interest income before provisions for loan losses diyided by operating expenses.
(4)	Efficiency ratio calculated as op. exp. diyided by the sum of net int. inc. before prov. for loan losses plus other income.

Source:	Audited and unaudited financial statements and offering prospectus. RP Financial calculations.

Board of Directors

April 19, 2024

Fifth District’s assets increased by $4.4 million or 0.92% from December 31, 2023, to March 31, 2024, largely as a result of deposit growth net of the retirement of outstanding borrowed funds. While the loan portfolio balance decreased modestly, there was only limited change in the overall composition which continues to reflect a significant investment in permanent 1-4 family residential mortgage loans.

The portfolio of cash and investments increased from $88.1 million or 18.32% of assets at December 31, 2023 to $91.3 million or 18.81% of assets at March 31, 2024. In March 2024, the Bank sold $18.7 million which generated a pre-tax loss on sale of $1.1 million. The proceeds were reinvested into securities with higher market yields which will enhance future yields, spreads and overall earnings.

Updated credit quality measures showed the Bank maintains relatively limited credit risk exposure, given the focus on 1-4 family permanent mortgage loans and conservative loan underwriting practices. In this regard, Fifth District continued to have a modest level of non-performing assets (:NPAs”), which equaled $795,000, equal to 0.16% of assets. Allowances for credit losses diminished as the Bank recovered $100,000 of previously established credit losses.

As noted previously, there was only minimal change in the balance of assets and the loan and deposit composition. Equity remained strong even though it diminished over the quarter to equal $77.0 million or 15.86% of assets as of March 31, 2024. All of the Bank’s equity consists of tangible capital. The increase in equity realized from stock proceeds will likely depress the Bank’s equity growth rate initially following the stock offering. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines could also potentially slow the Bank’s equity growth rate in the longer term following the stock offering.

Fifth District’s operating results for the 12 months ended December 31, 2023 and March 31, 2024 are also set forth in Table 1. The Bank’s reported earnings continued to trend downward as the Bank reported a loss for the most recent quarter. In this regard, Fifth District’s earnings decreased from $797,000 or 0.17% of average assets for the 12 months ended December 31, 2023 to a net loss equal to $711,000, or 0.15% of average assets for 12 months ended March 31, 2024. The reversal of the Bank’s operating performance from earnings to losses based on updated financial data was primarily the result of an investment portfolio restructuring loss wherein the Bank sold $18.7 million of low yielding investment securities which resulted in a $1.1 million pre-tax loss on sale.

On a core earnings basis, earnings also declined from $797,000 reported for the 12 months ended December 31, 2023, to $193,000, or 0.04% of average assets. The most significant factor contributing to the core earnings decline was the shrinking level of net interest income. As discussed in the Original Appraisal, the downward trend in the Bank’s net interest income ratio since 2021 has been primarily due to two factors as follows: (1) limited growth in the loan portfolio which has limited the Bank’s yield potential and in recent periods; and (2) the rising cost of funds in response to recent increases to the short term interest rate targets by the Federal Reserve.

Board of Directors

April 19, 2024

Fifth District’s net interest income decreased from $10.0 million or 2.14% of average assets for the 12 months ended December 31, 2023, to $9.3 million or 1.96% of average assets for the 12 months ended March 31, 2024. The decrease in net interest income was the result of spread compression as the cost of funds increased more rapidly than the yield on assets in response to short term interest rate increases promulgated by the Federal Reserve. This trend is evidenced by the fact that Bank’s interest rate spread decreased from 2.38% as reported during the quarter ended March 31, 2023, to 1.51% for the quarter ended March 31, 2024.

Operating expenses increased slightly in terms of the dollar amount from $10.4 million or 2.22% of average assets for the 12 months ended December 31, 2023, to $10.5 million for the 12 months ended March 31, 2024. The modest increase in operating costs occurred in several areas of the expense base with personnel and occupancy being the largest sources of growth. However, the operating expense ratio remained materially unchanged and equaled 2.22% for the twelve months ended March 31, 2024. Overall, Fifth District’s updated ratios for net interest income and operating expenses provided for a decrease in the expense coverage ratio (net interest income divided by operating expenses) from 96.62x for the 12 months ended December 31, 2023 to 88.24x for the 12 months ended March 31, 2024.

Non-interest operating income was up $18,000 during the most recent 12-month period to equal $991,000 or 0.21% of average assets for the 12 months ended March 31, 2024. Overall, when factoring non-interest operating income into core earnings, the Bank’s updated efficiency ratio of 102.4% (operating expenses as a percent of net interest income and non-interest operating income) was less favorable compared to the 94.4% efficiency ratio recorded for the 12 months ended December 31, 2023.

The Bank continued to record net recoveries in the loan loss provision line item as loan portfolio growth has been modest and losses minimal. As noted in the Original Appraisal, the Bank’s has experienced favorable asset quality and loan chargeoffs have been minimal.

As previously noted, in March 2024, the Bank sold $18.7 million which generated a pre-tax loss on sale of $1.1 million. The proceeds were reinvested into securities with higher market yields which should enhance future yields, spreads and overall earnings. On an after-tax basis, the non-operating expense equaled $904,000, or 0.19% of average assets.

The income tax expense reported over the 12 months ended December 31, 2023, reversed to a benefit equal to $240,000 for the 12 months ended March 31, 2024, as Fifth District reported a loss for the period.

2.            Peer Group Financial Comparisons

Tables 2 and 3 present the financial characteristics and operating results for the Bank and the Peer Group through March 31, 2024, and generally indicated no material differences from the comparative analysis in the Original Appraisal.

The Bank’s updated loans/assets ratio of 76.00% continues to approximate the Peer Group’s ratio, falling between the median and average ratio. Similarly, the Bank’s ratio of cash and investments equal to 18.99% continue to fall within the range of the Peer Group assets and median values of 16.33% to 22.56%. Fifth District also reported a similar level of BOLI in relation to the Peer Group equal to a 2.15% versus a median ratio of 2.00% for the Peer Group. Fifth District’s earning assets amounted to 95.0% of assets, which was lower than the comparable Peer Group average ratio of 95.2%. The Bank’s interest-earning assets/assets (“IEA”) ratio of 95.42% is slightly more favorable, and the offering proceeds will increase the advantage.

Board of Directors

April 19, 2024

Deposits continue to be a higher proportion of the Bank’s funding mix, while the Peer Group funds with borrowings to greater extent. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percentage of assets, equaled 83.28% and 82.76%, respectively. Following the increase in equity provided by the net proceeds of the stock offering, the Bank’s ratio of interest-bearing liabilities as a percentage of assets will decline to a level more in line with or even below the Peer Group’s ratio. A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Bank’s IEA/IBL ratio is higher than the Peer Group’s ratio, based on IEA/IBL ratios of 114.1% and 113.9%, respectively, reflecting the Bank’s stronger capital position even on a pre-conversion basis.

Fifth District’s equity-to-assets ratio of 16.01% was higher than the Peer Group's median equity ratio of 14.02%. The Bank’s pro forma equity position will increase with the addition of stock proceeds, with such ratio extending the advantage above the Peer Group’s ratio. Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 16.01% and 12.93%, respectively. The increase in Fifth District’s pro forma equity ratio will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs.

Consistent with trends observed in the Original Appraisal, updated growth rates for the Bank’s key balance sheet aggregates continued to below the Peer Group levels. In this regard, trailing 12 month growth rates for assets and deposits were all less than 1% over the trailing 12 months end loan growth of 2.72% fell short of the Peer Group average and median.

Reflecting the modest level of net income reported by the Bank, Fifth District’s equity showed only nominal change over the last twelve months. The Peer Group’s equity growth was also limited as their higher earnings rate was offset by factors such as dividend payments.

Table 3 displays comparative operating results for the Bank and the Peer Group, incorporating the Bank’s earnings for the 12 months ended March 31, 2024 and the Peer Group’s earnings for the 12 months end December 31, 2023, the latest date for which information is publicly available. The Bank reported a net loss equal to 0.15% of average assets while the Peer Group reported net income equal to 0.47% of average assets based on the median.

The Bank’s earnings reversed to losses as a result of the loss on the sale of investment securities equal to 0.24% of average assets. However, even adjusting for the non-operating loss on sale, the Bank’s core earnings equaled 0.04% of average assets which is well below the Peer Group average and median equal to 0.47% and 0.56% of average assets, respectively. Accordingly, the Bank’s core earnings strength remains well below the Peer Group.

Board of Directors

April 19, 2024

Table 2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of December 31, 2023 or the Most Recent Date Available

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash &	MBS &		Net		Borrowed	Sub.	Total	Goodwill	Tangible		MBS, Cash			Borrows.	Total	Tangible	Tier 1	Tier 1	Risk-Based
			Equival.	Invest	BOLI	Loans (1)	Deposits	Funds	Debt	Equity	& Intang	Equity	Assets	Invests	Loans	Deposits	&Subdebt	Equity	Equity	Leverage	Risk-Based	Capital
Fifth District Bancorp, Inc.		LA
March 31, 2024			7.62%	11.37%	2.17%	76.00%	83.28%	0.00%	0.00%	16.01%	0.00%	16.01%	0.41%	-4.92%	2.72%	0.73%	0.00%	-0.01%	-0.01%	17.04%	33.95%	35.09%

All Public Non-MHC Thrifts
Averages			5.41%	14.32%	1.78%	73.85%	74.36%	11.09%	0.33%	13.29%	0.67%	12.89%	8.30%	7.52%	10.78%	5.42%	44.14%	6.03%	5.99%	10.39%	12.96%	15.60%
Medians			4.93%	12.01%	1.74%	76.60%	74.91%	9.20%	0.00%	11.90%	0.05%	11.63%	4.77%	-0.52%	7.92%	1.92%	27.71%	3.46%	2.34%	9.48%	12.27%	13.75%

Comparable Group
Averages			6.12%	16.44%	2.51%	72.68%	74.46%	8.45%	0.00%	16.08%	0.36%	15.73%	10.42%	10.86%	10.81%	7.25%	84.55%	-1.24%	-2.80%	14.50%	19.63%	20.81%
Medians			5.70%	10.63%	2.00%	77.91%	75.38%	7.38%	0.00%	14.02%	0.00%	12.93%	8.45%	-3.20%	8.34%	6.05%	96.74%	2.75%	0.06%	11.29%	15.17%	16.27%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	5.93%	10.46%	1.91%	77.20%	79.98%	4.74%	0.00%	14.41%	2.18%	12.23%	6.57%	38.04%	2.21%	2.63%	214.42%	3.77%	4.67%	11.27%	12.41%	13.65%
CLST	Catalyst Bancorp, Inc.	LA	7.02%	31.70%	5.18%	52.71%	61.14%	7.15%	0.00%	31.24%	0.00%	31.24%	2.87%	-3.20%	8.34%	0.32%	110.68%	-4.36%	-4.36%	31.67%	52.34%	53.60%
CULL	Cullman Bancorp, Inc.	AL	5.46%	7.21%	2.20%	81.02%	65.71%	8.39%	0.00%	24.25%	0.00%	24.25%	2.77%	-7.70%	3.84%	-4.38%	133.33%	2.73%	1.03%	19.04%	NA	NA
ECBK	ECB Bancorp, Inc.	MA	8.02%	7.37%	1.18%	82.17%	66.94%	18.46%	0.00%	13.64%	0.00%	13.64%	38.94%	67.08%	35.64%	24.48%	NA	2.76%	1.71%	11.31%	16.22%	17.30%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	1.33%	16.64%	1.03%	76.98%	89.22%	2.30%	0.00%	8.04%	0.66%	7.38%	13.47%	-8.05%	19.50%	12.64%	82.80%	8.02%	-0.90%	9.15%	13.09%	14.19%
MGYR	Magyar Bancorp, Inc.	NJ	16.11%	10.54%	NA	78.62%	83.28%	3.14%	0.00%	11.63%	0.00%	11.63%	11.59%	NA	NA	12.94%	-13.17%	6.76%	6.76%	10.81%	14.68%	15.81%
PBBK	PB Bankshares, Inc.	PA	6.15%	10.72%	2.00%	79.51%	74.91%	12.88%	0.00%	11.38%	0.00%	11.38%	8.62%	10.13%	7.95%	5.83%	29.82%	4.40%	1.29%	9.78%	12.95%	14.20%
TCBC	TC Bancshares, Inc.	GA	4.14%	9.77%	2.65%	80.43%	78.92%	1.62%	0.00%	18.45%	0.00%	18.45%	8.28%	-13.97%	12.92%	9.91%	NA	-4.14%	-4.85%	15.16%	19.71%	20.96%
TCBS	Texas Community Bancshares, Inc.	TX	4.92%	28.22%	1.42%	61.59%	68.67%	18.18%	0.00%	12.19%	0.07%	12.13%	16.24%	22.15%	11.98%	6.27%	126.70%	-4.27%	-4.54%	10.76%	15.65%	16.73%
WMPN	William Penn Bancorporation	PA	2.13%	31.78%	4.99%	56.56%	75.86%	7.61%	0.00%	15.61%	0.64%	14.97%	-5.16%	-6.73%	-5.07%	1.82%	-8.19%	-28.06%	-28.84%	16.01%	NA	NA

(1)  Includes loans held for sale.

Source:	S&P Capital IQ and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

Board of Directors

April 19, 2024

Table 3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended December 31, 2023 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
							Loss	NII	Gain	Other	Total			Provision				MEMO:	MEMO:
			Net				Provis.	After	on Sale of	Non-Int	Non-Int	Net Gains/	Extrao.	for	Yield	Cost	Yld-Cost	Assets/	Effective
			Income	Income	Expense	NII	on IEA	Provis.	Loans	Income	Expense	Losses (1)	Items	Taxes	On IEA	Of IBL	Spread	FTE Emp.	Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Fifth District Bancorp, Inc.		LA
March 31, 2024			-0.15%	3.56%	1.59%	1.96%	-0.09%	2.05%	0.00%	0.21%	2.22%	-0.24%	0.00%	-0.05%	3.62%	1.92%	1.70%	7,512	24.95%

All Public Non-MHC Thrifts
Averages			0.51%	4.52%	1.58%	2.95%	0.07%	0.39%	0.03%	0.37%	2.60%	-0.04%	0.00%	0.18%	4.78%	1.87%	2.94%	$9,991	24.54%
Medians			0.56%	4.41%	1.51%	2.78%	0.05%	0.00%	0.00%	0.31%	2.49%	0.00%	0.00%	0.17%	4.67%	1.82%	2.80%	$8,715	24.79%

Comparable Group
Averages			0.47%	4.42%	1.43%	2.99%	0.07%	2.93%	0.01%	0.30%	2.61%	-0.02%	0.00%	0.13%	4.64%	1.99%	2.64%	$9,142	22.18%
Medians			0.54%	4.59%	1.49%	3.14%	0.03%	3.02%	0.00%	0.28%	2.53%	0.00%	0.00%	0.13%	4.82%	2.05%	2.80%	$8,474	21.50%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	0.75%	4.95%	1.80%	3.15%	0.00%	3.15%	0.00%	0.29%	2.47%	0.00%	0.00%	0.22%	5.26%	2.35%	2.91%	$9,398	23.13%
CLST	Catalyst Bancorp, Inc.	LA	0.23%	3.62%	0.70%	2.93%	0.03%	2.89%	0.00%	0.47%	3.19%	0.10%	0.00%	0.03%	3.79%	0.97%	2.82%	$5,257	11.86%
CULL	Cullman Bancorp, Inc.	AL	0.97%	4.58%	0.86%	3.72%	0.02%	3.70%	0.00%	0.41%	2.85%	0.00%	0.00%	0.25%	4.82%	1.54%	3.28%	$7,193	20.68%
ECBK	ECB Bancorp, Inc.	MA	0.42%	4.45%	2.15%	2.30%	0.18%	2.12%	0.00%	0.08%	1.67%	0.01%	0.00%	0.15%	4.47%	2.78%	1.69%	$17,580	26.15%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.68%	4.65%	1.47%	3.17%	0.00%	3.17%	0.04%	0.26%	2.55%	-0.09%	0.00%	0.11%	4.91%	2.05%	2.86%	$7,793	13.81%
MGYR	Magyar Bancorp, Inc.	NJ	0.87%	4.74%	1.50%	3.24%	0.05%	3.19%	0.00%	0.31%	2.27%	0.00%	0.00%	0.34%	4.97%	1.93%	3.04%	$9,752	28.11%
PBBK	PB Bankshares, Inc.	PA	0.66%	4.70%	1.57%	3.13%	0.29%	2.84%	0.00%	0.21%	2.41%	0.19%	0.00%	0.18%	4.82%	2.05%	2.77%	$11,195	21.50%
TCBC	TC Bancshares, Inc.	GA	0.04%	4.59%	1.26%	3.34%	0.01%	3.33%	0.08%	0.21%	3.55%	0.00%	0.00%	0.05%	4.82%	2.28%	2.54%	$7,177	58.17%
TCBS	Texas Community Bancshares, Inc.	TX	0.00%	4.15%	1.55%	2.60%	0.06%	2.54%	0.00%	0.48%	2.62%	-0.40%	0.00%	-0.01%	4.32%	2.06%	2.26%	$6,921	NM
WMPN	William Penn Bancorporation	PA	0.11%	3.78%	1.43%	2.34%	0.00%	2.34%	0.00%	0.27%	2.50%	0.00%	0.00%	0.00%	4.18%	1.91%	2.27%	$9,155	-3.79%

(1)  Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source:	S&P Capital IQ and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2024 by RP® Financial, LC.

Board of Directors
April 19, 2024

With respect to the contributors to core earnings, the relationship to the Peer Group’s ratios remains unchanged. Fifth District’s net interest income ratio was below the Peer Group’s average ratio, because of its comparatively low asset yields in comparison to the Peer Group reflecting the greater investment in relatively low yielding (and low credit risk) residential loans. Moreover, the Bank’s loan portfolio is concentrated in longer term fixed rate loans and thus has not repriced upward significantly over the last year in response to higher market interest rate.

Additionally, as described in the Original Appraisal, the Bank’s business model focused on portfolio mortgage lending, while limiting net interest and non-interest income, also minimizes Fifth District’s operating costs. Fifth District continued to report a lower ratio of operating expenses, equal to 2.22% of average assets versus the Peer Group (2.53% of average assets based on the median). Similarly, the ratio of non-interest income to average assets also remained lower than the Peer Group for these same reasons, equal to 0.21% of average assets versus a median ratio equal to 0.28% for the Peer Group.

As noted earlier, the Bank had net recoveries in allowance for loan and lease loss accounts equal to 0.07% of average assets. The Peer Group also maintained strong asset quality with loan loss provisions equal to 0.07% and 0.03% based on the average and median, respectively. The impact of loan loss provisions on the Bank’s and the Peer Group’s earnings, particularly when taking into consideration the prevailing credit market environment for mortgage-based lenders, were indicative of the favorable asset quality position of the Bank and Peer Group.

3.    Stock Market Conditions

Since the date of the Original Appraisal, the broad market stock market indices have declined modestly, as the timing of any interest rate reduction by the Federal Reserve appears to be getting longer based on recent Fed guidance. Stocks traded in a narrow range ahead of the release of a key inflation report in mid-February. A stronger-than-expected CPI report for January sent stocks tumbling, which was followed by stocks rallying in the second half of February. Renewed confidence about the economic outlook and Nividia’s strong earnings report contributed to all three of the major U.S. stock indexes closing at record highs in the second half of February. The broader stock market traded in a narrow range during the first half of March, with all three of the major U.S. stock indexes posting consecutive weekly losses after hotter-than-expected inflation data rattled markets. Stocks rebounded heading into the second half of March, with all three of the major U.S. stock indexes posting new record highs after the Federal Reserve left its target rate unchanged and reaffirmed projections to cut rates three times in 2024.

After closing out the first quarter on an upswing, stocks retreated at the start of the second quarter of 2024 as strong economic data prompted investors to dial back bet on the Federal Reserve cutting rates in 2024. A higher-than-expected increase in the March CPI and mounting tensions between Iran and Israel deepened the selloff in the boarder stock market in mid-April. The NASDAQ posted a weekly decline of 5.5% in the third week of April, its worst performance since 2022. On April 19, 2024, the DJIA closed at 37986.40, a decrease of 1.8% since the date of the Original Appraisal. In addition, the NASDAQ closed at 15282.01, a decline of 4.4% since the date of the Original Appraisal while the S&P 500 Index closed at 4967.23, which is a 1.2% reduction since the date of the Original Appraisal.

The market for financial shares has been volatile as the Federal Reserve is indicating that the prospect for near term cuts in the short term interest rate targets may likely be delayed and the interest rates may stay higher for longer. In this regard, the larger financial institutions with the largest market capitalization had the strongest price performance while the smaller community banks generally declined.

Board of Directors
April 19, 2024

The broader stock market rally provided for a slightly positive trend in bank stocks during the second half of February. Regional bank stocks traded lower at the start of March, as investors reacted to more signs of trouble at New York Community Bancorp. Bank stocks edged higher heading into mid-March and then pulled back slightly after inflation data indicated that inflation was not slowing down. After the Federal Reserve concluded it March meeting by reaffirming forecasts to cut its target rate three times in 2024, bank shares closed out the first quarter edging higher on expectations that higher funding costs were coming to an end.

Inflation worries and growing doubts about the Federal Reserve cutting rates in 2024 pressured bank stocks lower at the start of the second quarter of 2024, with the downturn in bank stocks extending into mid-April as Treasury yields hit highs for 2024. Bank shares regained some footing along with the broader stock market going into the second half of April, as easing tensions between Iran and Israel helped to restore some confidence in the market. On April 19, 2024, the S&P U.S. BMI Banks Index closed at 163.96, an increase of 7.2% since the date of the Original Appraisal. However, the appreciation was concentrated in the larger cap issues as the KBW regional bank index had declined by 1.9% over the corresponding timeframe.

Since the date of the Original Appraisal, the updated pricing measures for the Peer Group and all publicly-traded thrifts were all lower. Since the date of the Original Appraisal, the stock prices of eight of the ten Peer Group companies were lower as of April 19, 2024 while the remaining two Peer Group companies had price increases of 0.1% and 1.4%, respectively. A comparative pricing analysis of the Peer Group and all publicly-traded thrifts is shown in the following table, based on closing stock market prices as of February 9, 2024 and April 19, 2024.

The pricing data shows that the Peer Group’s average pricing ratios have decreased in a range of 3% to 18% with the tangible book value based pricing measures decreasing by 4.2% and the market capitalization decreasing by 5.9% based on the median. Although not reflected in the tabular presentation, the median P/TB ratio for the all-public thrift group declined by 10% while the median P/TB for the Peer Group declined by 5.3%.

Board of Directors
April 19, 2024

Table 4

Average Pricing Characteristics

	Average Pricing
	At February 9,		At April 19,		%
	2024		2024		Change
Peer Group
Price/Earnings (x)	15.19	x	15.53	x	2.2%
Price/Core Earnings (x)	17.67	x	15.30	x	-13.4%
Price/Book (%)	79.06%		75.76%		-4.2%
Price/Tangible Book(%)	81.79%		78.39%		-4.2%
Price/Assets (%)	12.04%		11.45%		-4.9%
Market Capitalization ($Mil)	$71.74		$70.14		-2.2%

All Publicly-Traded Savings Institutions
Price/Earnings (x)	14.23	x	13.82	x	-2.9%
Price/Core Earnings (x)	14.36	x	13.32	x	-7.2%
Price/Book (%)	85.41%		71.92%		-15.8%
Price/Tangible Book(%)	95.91%		78.82%		-17.8%
Price/Assets (%)	9.77		9.03		-7.6%
Market Capitalization ($Mil)	$408.97		$370.72		-9.4%

As set forth in the Original Appraisal, the "new issue" market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

There have been no standard conversion transactions completed since the date of the Original Appraisal. However, we continue to evaluate the recent conversion transactions completed in 2023 including the aftermarket trading for guidance on trends in the new issue market. In this regard, the five standard conversion transactions completed in 2023 at an average pro forma price/tangible book value ratio equal to 54.2%. In aftermarket trading, two have traded up (NB Bancorp of MA and Mercer Bancorp of OH) while three have traded down in the first day of trading (PFS Bancorp of IL, SR Bancorp of NJ and Central Plains Bancshares, Inc. of NE). See Table 5 for details on the results of these recent conversion offerings.

Board of Directors
April 19, 2024

Table 5

Pricing Characteristics and After-Market Trends

Conversions Completed in 2023

Institutional Information			Pre-Conversion Data				Offering Information				Pro Forma Data								Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Pricing Ratios(2)(5)				Financial Charac.				Closing Price:
							Excluding Foundation												First
	Conversion			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		Core			Core		Core	IPO	Trading	%	Thru	%
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offer	Mid.	Proc.	P/TB	P/E		P/A	ROA	TE/A	ROE	Price	Day	Chg	4/19/2024	Chg
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)	(%)	(x)		(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)
Standard Conversions
NB Bancorp, Inc., MA	12/28/23	NBBK-NASDAQ	$4,232	8.64%	0.33%	235%	$410.0	100%	132%	2.0%	59.5%	11.9	x	9.3%	0.8%	15.7%	5.0%	$10.00	$13.77	37.7%	$13.60	36.0%
Central Plains Bancshares, Inc., NE	10/20/23	CPBI-NASDAQ	$450	8.59%	0.20%	767%	$41.3	100%	129%	4.7%	56.5%	9.8	x	8.5%	0.9%	15.1%	5.7%	$10.00	$9.10	-9.0%	$10.07	0.7%
PFS Bancorp, Inc., IL	10/18/23	PFSB-NASDAQ	$185	11.01%	0.39%	82%	$17.3	100%	115%	9.6%	50.9%	20.0	x	8.7%	0.4%	17.1%	2.5%	$10.00	$9.00	-10.0%	$8.55	-14.5%
SR Bancorp, Inc., NJ*	9/20/23	SRBK-NASDAQ	$1,084	10.89%	0.02%	759%	$90.6	100%	113%	4.0%	57.3%	12.2	x	8.2%	0.7%	14.7%	4.0%	$10.00	$9.28	-7.2%	$9.20	-8.0%
Mercer Bancorp, Inc., OH	7/27/23	MSBB-OTCQB	$149	10.00%	0.39%	164%	$9.7	100%	91%	15.9%	46.5%	7.7	x	6.6%	0.9%	14.1%	6.1%	$10.00	$13.00	30.0%	$13.27	32.7%
	Averages - Standard Conversions:		1,220	9.83%	0.27%	401%	113.8	100%	116%	7.2%	54.2%	12.3		8.3%	0.7%	15.3%	4.7%	$10.00	$10.83	8.3%	$10.94	9.4%
	Medians - Standard Conversions:		$450	10.00%	0.33%	235%	$41.3	100%	115%	4.7%	56.5%	11.9	x	8.5%	0.8%	15.1%	5.0%	$10.00	$9.28	-7.2%	$10.07	0.7%

(1)	As a percent of MHC offering for MHC transactions.
(2)	Does not take into account the adoption of SOP 93-6.
(3)	Latest price if offering is less than one week old.
(4)	Latest price if offering is more than one week but less than one month old.
(5)	Mutual holding company pro forma data on full conversion basis.
(6)	Simultaneously completed acquisition of another financial institution.
(7)	Simultaneously converted to a commercial bank charter.
(8)	Former credit union.

4/19/2024

Board of Directors

April 19, 2024

Summary of Adjustments

In the Original Appraisal, we made the following adjustments to the Bank’s pro forma value based upon our comparative analysis to the Peer Group:

Table 6

Fifth District Savings Bank

Original Appraisal Valuation Adjustments

Previous Valuation
Key Valuation Parameters	Adjustments
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Downward
Asset Growth	Slight Downward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

The factors concerning the valuation parameters of dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

An analysis of the Bank’s updated financial condition to the Peer Group remained comparable to the discussion as contained in the Original Appraisal. In examining the valuation adjustments made relative to the Peer Group in the Original Appraisal, the Bank’s financial condition, earnings levels and asset size remained relatively consistent with the information contained in the Original Appraisal, as we concluded that no adjustment to the valuation parameters for financial condition or earnings prospects relative to the adjustments made in the Original Appraisal were necessary, as the relationship of these parameters relative to the Peer Group remain relatively unchanged. The have been no material changes in parameters relating to market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform and thus, we continue to apply no adjustment for these factors.

With respect to the marketing of the issue parameter, we observe that the overall number of conversions remain limited and financial institution equities continue to be impacted by high interest rates and thrift equity investors continue to be concerned that the Fed may be slow to reduce interest rates as inflation remains higher than the preferred targets. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment remains appropriate in the valuation analysis for purposes of marketing of the issue.

The general market for thrift stocks has decreased since the date of the Original Appraisal with the S&P U.S. BMI Banks Index decreasing by 1.9% and the pricing ratios for all publicly traded savings institutions decreasing in a range of 2% to 13% while the pricing data shows that the Peer Group’s average pricing ratios have decreased in a range of 2% to 13% with the tangible book value based pricing measures increasing by approximately 4% based on the average and 5% based on the median. Overall, taking into account the foregoing factors, we believe that a decrease is warranted to the estimated pro forma valuation range set forth in the Original Appraisal.

Board of Directors

April 19, 2024

Valuation Approaches

In applying the accepted valuation methodology promulgated by the federal and state banking agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Bank’s to-be-issued stock – price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches – all performed on a pro forma basis to incorporate the impact of the conversion proceeds.

In computing the pro forma impact of the offering and the related pricing ratios, the valuation parameters utilized in the Original Appraisal were updated with financial data as of March 31, 2024 for the Bank.

Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this updated appraisal incorporates a "technical" analysis of recently completed offerings, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

The Bank will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the foregoing, we have concluded that a decrease in Fifth District Bancorp’s value is appropriate. Therefore, as of April 19, 2024, the pro forma market value of Fifth District Bancorp’s conversion stock, including the shares sold in the offering and issued to the Foundation, was $61,000,000 at the midpoint, equal to $6,100,000 shares at $10.00 per share. The updated valuation represents a 9.4% reduction relative to the $67,320,000 midpoint valuation conclusion reached in our Original Appraisal. The 8.9% reduction in the Bank’s pro forma pricing ratios considers the trends in the broader market indices, the market for financial institution stocks generally and the decline in the Peer Group’s pricing ratios in particular. In arriving at the valuation conclusion, RP Financial considered the recent market volatility, particularly as it may adversely impact the new issue market. This factor was an important consideration in arriving at value since the market for new issues remains untested and potentially soft, particularly since of the five standard conversions completed in 2023, three of the five have traded down or flat as of April 19, 2024. Importantly, the 9.4% reduction in value translates into a 5.0% reduction in the pro forma P/TB ratio and thus, the resulting discounts on a P/TB basis approximate the discounts indicated in the Original Appraisal.

Board of Directors

April 19, 2024

1.            P/E Approach. The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. For the twelve months ended March 31, 2024, the Bank recorded a net loss equal to $711,000.

As noted in the financial analysis herein based on updated financial data, the only material non-recurring expense was the loss on sale of securities totaling $1.1 million on a pre-tax basis or $904,000 on an after tax basis. Since the Bank is not profitable on a reported earnings basis, the balance of this analysis will focus on core earnings, which equaled $193,000 for the twelve months ended March 31, 2024.

Based on Fifth District’s core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s reported and core P/E multiples at the $61.0 million updated midpoint valuation equaled 114.0 times. The Bank’s updated core P/E multiples provided for premiums equal to 645%, compared to the core earnings premium of 221% relative to the premium set forth in at the valuation conclusion in the Original Appraisal. The very low level of core earnings (and losses on a reported basis) tends to render the earnings approach to value less meaningful that in comparison to conversion transactions where earnings are higher and the resulting multiples more in line with peer averages and medians..

2.            P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, with the greater determinant of long-term value being earnings. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $61.0 million updated valuation conclusion at the midpoint, the Bank’s P/B and P/TB ratios equaled 47.92%. In comparison to the average and median P/TB ratios indicated for the Peer Group of 78.39% and 74.19%, respectively, the Bank’s updated ratios indicated discounts of 38.6% relative to the Peer Group average and 35.7% relative to the Peer Group median. The discounts at the midpoint of the offering range are comparable to the P/TB discounts in a range of 36% to 39% at the midpoint of the appraisal range as indicated in the Original Appraisal. Overall, the reduction in value from $67.3 million to $61.0 million in this updated valuation, resulted in a 5.0% reduction in the P/TB ratio at the midpoint which approximates the 4% to 5% range reduction in the Peer Group’s P/TB ratio. Thus, the discount relative to the Peer Group average and median P/TB ratio approximates the discounts in the Original Appraisal. At the same time, the reduction in the average P/TB ratios for all publicly traded thrifts was in the range of 16% to 18% and thus the discounts have increased relative to the larger industry aggregate.11

3.            P/A Approach. P/A ratios are generally not a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings -- which have received greater weight in our valuation analysis. At the $61.0 million updated midpoint value, the Bank’s pro forma P/A ratio equaled 11.39%. Accordingly, the Bank’s P/A ratio was at parity to the Peer Group's average P/A ratio of 11.39%, (versus a premium of 4.2% at the midpoint valuation in the Original Appraisal). In comparison to the Peer Group’s median P/A ratio of 10.77%, the Bank’s P/A ratio at the $61.0 million updated midpoint valuation was 11.39% which was at a premium of 5.8% (versus a premium of 10.8% at the midpoint valuation in the Original Appraisal).

Board of Directors

April 19, 2024

Comparison to the Current Trading of Recent Standard Conversions

In addition to the fundamental analysis applied to the Peer Group, RP Financial also reviewed the current trading prices as of April 24, 2024 of the five savings institutions which completed standard conversion offerings in 2023.

As noted earlier, three of the five are trading near or below their IPO prices at P/TB ratios ranging from 41.0% to 82.71% with an average and median P/TB ratio equal to 58.48% and 57.91%, respectively. There are two outliers with PFS Bancorp being a relatively small Illinois-based institution and NB Bancorp being a $4.7 billion bank located in the Boston metropolitan area. At the midpoint of the updated offering range, the Bank is discounted by 16.9% relative to the current trading of the thrifts completing conversion in 2023. At the supermaximum of the updated offering range, the Bank’s pro forma P/TB ratio of 55.71% is discounted by 4.8% in comparison to the current trading of recently converted thrift institutions.

Valuation Conclusion

It is our opinion that, as of April 19, 2024, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the 100,000 shares to be issued to the Foundation, equaled $61,000,000 at the midpoint, reflecting 6,100,000 shares offered at the Board of Directors determined price of $10.00 per share.

Pursuant to conversion guidelines, the 15% valuation range based on the midpoint, including the 100,000 Foundation shares, indicates a minimum market value of $52,000,000 and a maximum market value of $70,000,000. At the $10.00 share price, total shares range from 5,200,000 at the minimum to 7,000,000 at the maximum. If the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $80,350,000 at $10.00 per share, without resolicitation.

Based on this market value range, the offering range (that is, excluding the 100,000 Foundation shares) is: $51,000,000 at the minimum, $60,000,000 at the midpoint, $69,000,000 at the maximum, and $79,350,000 at the super maximum. At the $10.00 share price, the number of offering shares is 5,100,000 at the minimum, 6,000,000 at the midpoint, 6,900,000 at the maximum, and 7,935,000 at the super maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 8 and are detailed in Exhibit 2 and Exhibit 3.

Respectfully submitted,

RP® FINANCIAL, LC.

James P. Hennessey
Director

Board of Directors

April 19, 2024

Table 7

Public Market Pricing Versus Peer Group

Recent Conversions Completed Since the Beginning of 2023

As of April 24, 2024

			Market		Per Share Data
			Capitalization		Core	Book								Financial Characteristics(6)
			Price/	Market	12 Month	Value/	Pricing Ratios(3)							Total	Equity/	Tang. Eq./	NPAs/	Reported (5)		Core (5)
			Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Fifth District Bancorp, Inc.
Supermaximum			$10.00	$80.67	$(0.03)	$17.88	NM		55.93%	14.60%	55.93%	118.82	x	$552	26.11%	26.11%	0.14%	-0.04%	-0.16%	0.12%	0.47%
Maximum			$10.00	$70.32	$(0.04)	$19.23	NM		52.00%	12.94%	52.00%	116.52	x	$543	24.88%	24.88%	0.15%	-0.06%	-0.22%	0.11%	0.45%
Midpoint			$10.00	$61.32	$(0.06)	$20.77	NM		48.15%	11.45%	48.15%	113.99	x	$536	23.78%	23.78%	0.15%	-0.07%	-0.29%	0.10%	0.42%
Minimum			$10.00	$52.32	$(0.08)	$22.84	NM		43.78%	9.91%	43.78%	110.76	x	$528	22.65%	22.65%	0.15%	-0.08%	-0.36%	0.09%	0.40%

Recent Conversions - Completed Since 2023
Averages			$11.14	$152.87	$0.64	$20.48	13.31		56.91%	9.10%	58.48%	13.59		$1,315	16.34%	15.88%	0.20%	0.21%	2.17%	0.52%	4.29%
Medians			$10.25	$42.34	$0.64	$20.95	13.31		57.91%	8.22%	57.91%	13.59		$490	15.78%	15.76%	0.17%	0.41%	3.89%	0.54%	4.81%
											-4.4%
Recent Conversions - Completed Since 2023
CPBI Home Federal Savings and Loan Association of Grand Island	(7)	NE	$10.25	$42.34	NA	NA	NA		57.91%	NA	57.91%	NA		$490	15.10%	15.10%	NA	0.90%	5.70%	0.90%	5.70%
MSBB Mercer Bancorp, Inc.		OH	$13.27	$13.57	NA	$22.85	NA		58.08%	8.16%	58.08%	NA		$166	14.05%	14.05%	0.40%	0.41%	3.89%	0.40%	3.88%
NBBK NB Bancorp, Inc.	(7)	MA	$14.19	$605.99	NA	$17.18	NA		82.58%	13.03%	82.71%	NA		$4,650	15.78%	15.76%	NA	0.23%	2.12%	0.79%	7.17%
PFSB PFS Bancorp, Inc.		IL	$8.65	$13.43	$0.64	$21.08	13.31	x	41.04%	6.94%	41.04%	13.59	x	$193	18.36%	18.36%	0.17%	0.55%	4.91%	0.54%	4.81%
SRBK SR Bancorp, Inc.		NJ	$9.36	$88.99	NA	$20.82	NA		44.95%	8.28%	52.68%	NA		$1,075	18.42%	16.15%	0.01%	-1.04%	-5.79%	-0.02%	-0.09%

(1) Closing price at date indicated, market value equal to public (minority shares) times current stock price.
(2) Core earnings reflect net income less non-recurring items
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(4) Dividend is as of most recent quarterly dividend. Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5) ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7) Current Quarter is December 31, 2023, footnote reflects data as of September 30, 2023, or most recent date

Board of Directors

April 19, 2024

Table 8

Public Market Pricing Versus Peer Group

Fifth District Savings Bank Versus the Peer Group

As of April 19, 2024

			Market		Per Share Data
			Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)
			Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported (5)		Core (5)		Offfering
			Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	Amount
			($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
Pricing As of April 19, 2024
Supermaximum			$10.00	$80.35	$(0.03)	$17.95	NM		55.71%	14.54%	55.71%	117.09	x	$0.00	0.00%	0.00%	$552	26.10%	26.10%	0.14%	-0.04%	-0.15%	0.12%	0.48%	$79.35
Maximum			$10.00	$70.00	$(0.04)	$19.31	NM		51.79%	12.88%	51.79%	114.61	x	$0.00	0.00%	0.00%	$543	24.88%	24.88%	0.15%	-0.05%	-0.22%	0.11%	0.45%	$69.00
Midpoint			$10.00	$61.00	$(0.06)	$20.87	NM		47.92%	11.39%	47.92%	111.88	x	$0.00	0.00%	0.00%	$536	23.78%	23.78%	0.15%	-0.07%	-0.28%	0.10%	0.43%	$60.00
Minimum			$10.00	$52.00	$(0.08)	$22.98	NM		43.52%	9.85%	43.52%	108.42	x	$0.00	0.00%	0.00%	$528	22.64%	22.64%	0.15%	-0.08%	-0.36%	0.09%	0.40%	$51.00

Valuation Peer Group as of April 19, 2023
Averages			$12.59	$70.14	$0.62	$16.67	15.53		75.76%	11.45%	78.39%	15.30		$0.20	1.68%	75.02%	$657	15.76%	15.45%	0.39%	0.43%	3.23%	0.47%	3.73%
Medians			$12.13	$62.96	$0.53	$17.22	16.26		72.45%	10.77%	74.90%	15.94		$0.14	1.15%	34.25%	$560	13.64%	12.69%	0.34%	0.43%	3.32%	0.43%	3.30%

Peer Group									-36.75%	-0.51%	-38.88%	631.10%
AFBI Affinity Bancshares, Inc.		GA	$16.60	$106.52	$1.00	$18.94	16.94	x	87.66%	12.63%	103.26%	16.55	x	NA	NA	NA	$843	14.41%	12.50%	0.34%	0.75%	5.43%	0.76%	5.56%
CLST Catalyst Bancorp, Inc.		LA	$11.76	$53.60	$0.09	$17.78	NM		66.13%	19.78%	66.13%	NM		NA	NA	NA	$271	31.25%	31.25%	0.75%	0.23%	0.71%	0.14%	0.45%
CULL Cullman Bancorp, Inc.		AL	$10.29	$71.86	$0.54	$13.93	19.06	x	73.85%	17.46%	73.85%	19.12	x	$0.12	1.17%	22.22%	$412	24.71%	24.71%	0.60%	0.95%	3.94%	0.95%	3.93%
ECBK ECB Bancorp, Inc.		MA	$12.61	$116.56	$0.51	$17.75	24.25	x	71.05%	9.10%	71.05%	24.56	x	NA	NA	NA	$1,280	12.88%	12.88%	0.09%	0.38%	2.70%	0.37%	2.67%
HFBL Home Federal Bancorp, Inc. of Louisiana		LA	$11.75	$35.49	$1.69	$16.73	8.05	x	70.23%	5.42%	76.55%	6.94	x	$0.50	4.26%	34.25%	$654	8.04%	7.42%	0.34%	0.68%	8.86%	0.79%	10.28%
MGYR Magyar Bancorp, Inc.		NJ	$10.99	$73.13	$1.18	$16.01	9.31	x	68.65%	7.98%	68.65%	9.31	x	$0.20	1.82%	18.64%	$917	11.62%	11.62%	NA	0.87%	7.38%	0.87%	7.38%
PBBK PB Bankshares, Inc.		PA	$12.00	$29.29	$0.78	$17.53	15.58	x	68.44%	6.66%	68.44%	15.33	x	NA	NA	NA	$440	10.69%	10.69%	0.32%	0.47%	4.11%	0.48%	4.18%
TCBC TC Bancshares, Inc.		GA	$13.56	$54.07	$0.06	$17.85	NM		75.95%	11.59%	75.95%	NM		$0.10	0.74%	166.67%	$467	17.07%	17.07%	0.34%	0.06%	0.32%	0.06%	0.31%
TCBS Texas Community Bancshares, Inc.		TX	$14.10	$44.95	$0.30	$16.91	NM		83.39%	9.94%	83.81%	NM		$0.16	1.13%	NA	$452	11.88%	11.83%	0.29%	-0.17%	-1.75%	0.21%	2.15%
WMPN William Penn Bancorporation	(7)	PA	$12.26	$115.95	$0.08	$13.30	NM		92.20%	13.92%	96.22%	NM		$0.12	0.98%	133.33%	$833	15.09%	14.56%	0.41%	0.10%	0.60%	0.07%	0.43%

(1) Closing price at date indicated, market value equal to public (minority shares) times current stock price.
(2) Core earnings reflect net income less non-recurring items
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(4) Dividend is as of most recent quarterly dividend. Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5) ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7) Current Quarter is December 31, 2023, footnote reflects data as of September 30, 2023, or most recent date

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

EXHIBITS

LIST OF EXHIBITS

Exhibit
Number	Description
1	Thrift Stock Prices: As of April 19, 2024
2	Pro Forma Analysis Sheet
3	Pro Forma Effect of Conversion Proceeds
4	Firm Qualifications Statement

EXHIBIT 1

Thrift Stock Prices
As of April 19, 2024

Exhibit 1
All Publicly Traded Savings Institutions
As of April 19, 2024

				Market		Per Share Data
				Capitalization		Core	Book								Dividends(4)			Financial Characteristics(6)
				Price/	Market	12 Month	Value/	Pricing Ratios(3)							Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported (5)		Core (5)
				Share(1)	Value	EPS(2)	Share	P/E		P/B	P/A	P/TB	P/Core		Share	Yield	Ratio	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE
				($)	($Mil)	($)	($)	(x)		(%)	(%)	(%)	(x)		($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Fully-Converted, Publicly-Traded Institutions
Averages				$17.82	$370.72	$1.13	$22.09	13.82		71.92%	9.03%	78.82%	13.32		$0.45	3.07%	62.48%	$5,771	13.36%	12.70%	0.45%	0.36%	3.13%	0.50%	4.24%
Medians				$10.99	$116.56	$0.63	$16.94	10.17		68.65%	7.75%	71.05%	9.87		$0.32	2.71%	47.72%	$1,670	11.88%	11.56%	0.33%	0.44%	2.73%	0.46%	4.18%

All Fully-Converted, Publicly-Traded Institutions
BCOW	1895 Bancorp of Wisconsin, Inc.		WI	$7.00	$40.84	$(0.60)	$11.96	NM		58.54%	7.32%	58.54%	NM		NA	NA	NA	$558	13.05%	13.05%	0.20%	-1.25%	-9.48%	-0.61%	-4.61%
AFBI	Affinity Bancshares, Inc.		GA	$16.60	$106.52	$1.00	$18.94	16.94	x	87.66%	12.63%	103.26%	16.55	x	NA	NA	NA	$843	14.41%	12.50%	0.34%	0.75%	5.43%	0.76%	5.56%
AX	Axos Financial, Inc.		NV	$50.30	$2,862.00	$5.81	$36.53	7.42	x	137.71%	13.24%	148.18%	8.65	x	NA	NA	NA	$21,624	9.61%	8.99%	0.60%	2.01%	20.96%	1.73%	18.07%
BLFY	Blue Foundry Bancorp		NJ	$8.43	$201.73	$(0.31)	$14.51	NM		58.10%	9.86%	58.19%	NM		NA	NA	NA	$2,045	17.39%	17.37%	0.33%	-0.36%	-1.98%	-0.36%	-1.99%
BYFC	Broadway Financial Corporation	(7)	CA	$4.88	$44.01	$0.50	$13.72	10.17	x	35.58%	3.57%	45.68%	9.76	x	$0.00	0.00%	NA	$1,231	22.53%	20.72%	0.00%	0.39%	1.68%	0.42%	1.78%
BVFL	BV Financial, Inc.		MD	$10.32	$117.40	$1.45	$17.50	7.02	x	58.97%	13.26%	63.93%	7.12	x	$0.13	1.27%	NA	$885	22.49%	21.11%	1.21%	1.54%	9.93%	1.52%	9.80%
CFFN	Capitol Federal Financial, Inc.		KS	$5.28	$689.99	$0.37	$7.72	NM		68.37%	7.21%	69.08%	14.36	x	$0.34	6.44%	NA	$9,576	10.80%	10.70%	0.11%	-1.10%	-10.88%	0.46%	4.54%
CARV	Carver Bancorp, Inc.		NY	$1.66	$8.27	$(1.00)	$3.99	NM		41.52%	1.07%	41.52%	NM		$0.00	0.00%	NA	$775	5.51%	5.51%	3.48%	-0.62%	-10.43%	-0.62%	-10.43%
CLST	Catalyst Bancorp, Inc.		LA	$11.76	$53.60	$0.09	$17.78	NM		66.13%	19.78%	66.13%	NM		NA	NA	NA	$271	31.25%	31.25%	0.75%	0.23%	0.71%	0.14%	0.45%
CULL	Cullman Bancorp, Inc.		AL	$10.29	$71.86	$0.54	$13.93	19.06	x	73.85%	17.46%	73.85%	19.12	x	$0.12	1.17%	22.22%	$412	24.71%	24.71%	0.60%	0.95%	3.94%	0.95%	3.93%
ECBK	ECB Bancorp, Inc.		MA	$12.61	$116.56	$0.51	$17.75	24.25	x	71.05%	9.10%	71.05%	24.56	x	NA	NA	NA	$1,280	12.88%	12.88%	0.09%	0.38%	2.70%	0.37%	2.67%
ESSA	ESSA Bancorp, Inc.		PA	$16.91	$160.63	$1.88	$21.79	9.14	x	77.62%	7.22%	82.81%	9.01	x	$0.60	3.55%	32.43%	$2,225	9.92%	9.35%	0.64%	0.86%	8.18%	0.87%	8.29%
FNWB	First Northwest Bancorp		WA	$10.60	$92.91	$0.99	$16.99	NM		62.38%	4.22%	62.79%	10.72	x	$0.28	2.64%	107.69%	$2,202	7.42%	7.37%	0.85%	0.10%	1.33%	0.40%	5.31%
FSEA	First Seacoast Bancorp, Inc.		NH	$8.74	$41.15	$(1.72)	$13.12	NM		66.61%	7.21%	66.88%	NM		NA	NA	NA	$571	11.67%	11.62%	0.02%	-1.93%	-15.10%	-1.45%	-11.35%
FSBW	FS Bancorp, Inc.		WA	$31.50	$242.67	$5.07	$33.91	6.91	x	92.90%	8.16%	100.89%	6.21	x	$1.04	3.30%	22.15%	$2,973	8.90%	8.25%	0.37%	1.27%	14.08%	1.41%	15.63%
GBNY	Generations Bancorp NY, Inc.		NY	$10.01	$22.44	$(0.81)	$16.86	NM		59.37%	5.29%	60.42%	NM		NA	NA	NA	$424	8.88%	8.74%	0.88%	-0.39%	-4.30%	-0.44%	-4.82%
HONE	HarborOne Bancorp, Inc.		MA	$9.75	$420.88	$0.57	$12.86	26.35	x	75.83%	7.43%	84.61%	16.99	x	$0.32	3.28%	82.43%	$5,668	10.30%	9.33%	0.31%	0.29%	2.68%	0.45%	4.15%
HIFS	Hingham Institution for Savings	(7)	MA	$170.63	$372.02	$4.93	$190.07	15.13	x	89.77%	8.21%	89.77%	34.61	x	$2.52	1.48%	22.34%	$4,529	9.15%	9.15%	NA	0.58%	6.08%	0.25%	2.66%
HMNF	HMN Financial, Inc.	(7)	MN	$19.75	$85.97	NA	$24.39	15.31	x	80.99%	7.46%	81.59%	NA		$0.32	1.62%	24.81%	$1,152	9.44%	9.38%	NA	0.50%	4.73%	NA	NA
HFBL	Home Federal Bancorp, Inc. of Louisiana		LA	$11.75	$35.49	$1.69	$16.73	8.05	x	70.23%	5.42%	76.55%	6.94	x	$0.50	4.26%	34.25%	$654	8.04%	7.42%	0.34%	0.68%	8.86%	0.79%	10.28%
IROQ	IF Bancorp, Inc.		IL	$16.32	$52.40	$0.60	$21.98	27.20	x	74.25%	5.75%	74.25%	27.33	x	$0.40	2.45%	66.67%	$911	8.10%	8.10%	0.00%	0.23%	2.73%	0.23%	2.72%
KRNY	Kearny Financial Corp.		NJ	$5.84	$363.13	$0.53	$13.16	20.14	x	44.38%	4.60%	59.29%	11.07	x	$0.44	7.53%	151.72%	$7,898	10.74%	8.26%	0.63%	0.23%	2.13%	0.41%	3.87%
MGYR	Magyar Bancorp, Inc.		NJ	$10.99	$73.13	$1.18	$16.01	9.31	x	68.65%	7.98%	68.65%	9.31	x	$0.20	1.82%	18.64%	$917	11.62%	11.62%	NA	0.87%	7.38%	0.87%	7.38%
NYCB	New York Community Bancorp, Inc.		NY	$2.95	$2,286.58	$0.71	$10.89	NM		27.09%	2.00%	29.43%	4.18	x	$0.20	6.78%	NA	$114,057	7.34%	6.83%	0.39%	-0.07%	-0.75%	0.50%	5.23%
NECB	Northeast Community Bancorp, Inc.		NY	$15.34	$181.80	$3.29	$19.75	4.62	x	77.68%	10.31%	77.68%	4.67	x	$0.40	2.61%	8.43%	$1,764	15.83%	15.83%	0.33%	2.90%	17.09%	2.87%	16.92%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)		NJ	$8.51	$378.38	$0.86	$15.71	9.90	x	54.17%	6.76%	57.56%	9.87	x	$0.52	6.11%	60.47%	$5,598	12.49%	11.85%	0.18%	0.68%	5.45%	0.68%	5.47%
NSTS	NSTS Bancorp, Inc.		IL	$9.57	$50.87	$(0.51)	$14.59	NM		65.60%	19.81%	65.60%	NM		NA	NA	NA	$257	30.20%	30.20%	0.08%	-1.54%	-4.97%	-0.99%	-3.19%
PBBK	PB Bankshares, Inc.		PA	$12.00	$29.29	$0.78	$17.53	15.58	x	68.44%	6.66%	68.44%	15.33	x	NA	NA	NA	$440	10.69%	10.69%	0.32%	0.47%	4.11%	0.48%	4.18%
PDLB	Ponce Financial Group, Inc.		NY	$8.39	$187.56	NA	$11.20	NM		74.91%	6.82%	74.91%	NA		NA	NA	NA	$2,751	17.86%	17.86%	NA	0.13%	0.68%	NA	NA
PVBC	Provident Bancorp, Inc.		MA	$7.79	$129.44	$0.66	$12.55	11.80	x	62.06%	7.75%	62.06%	11.80	x	$0.00	0.00%	NA	$1,670	13.29%	13.29%	0.99%	0.66%	5.10%	0.66%	5.10%
PROV	Provident Financial Holdings, Inc.		CA	$13.38	$92.68	$1.15	$18.67	11.63	x	71.68%	7.12%	71.68%	11.63	x	$0.56	4.19%	48.70%	$1,301	9.97%	9.97%	0.13%	0.62%	6.15%	0.62%	6.15%
PFS	Provident Financial Services, Inc.	(7)	NJ	$14.46	$1,093.78	$1.73	$22.33	9.04	x	64.77%	7.74%	88.69%	8.38	x	$0.96	6.64%	75.00%	$14,131	12.00%	9.05%	0.42%	0.86%	7.22%	0.91%	7.68%
RVSB	Riverview Bancorp, Inc.		WA	$4.36	$92.04	$0.46	$7.51	9.48	x	58.08%	5.79%	70.21%	9.40	x	$0.24	5.50%	52.17%	$1,591	9.96%	8.39%	0.01%	0.62%	6.28%	0.62%	6.34%
SRBK	SR Bancorp, Inc.		NJ	$9.20	$87.47	NA	$20.82	NA		44.18%	8.14%	51.77%	NA		NA	NA	NA	$1,075	18.42%	16.15%	0.01%	-1.04%	-5.79%	-0.02%	-0.09%
SBT	Sterling Bancorp, Inc. (Southfield, MI)		MI	$4.90	$249.14	$0.15	$6.29	32.67	x	77.85%	10.31%	77.85%	32.49	x	$0.00	0.00%	NA	$2,416	13.56%	13.56%	0.37%	0.30%	2.35%	0.30%	2.36%
TCBC	TC Bancshares, Inc.		GA	$13.56	$54.07	$0.06	$17.85	NM		75.95%	11.59%	75.95%	NM		$0.10	0.74%	166.67%	$467	17.07%	17.07%	0.34%	0.06%	0.32%	0.06%	0.31%
TBNK	Territorial Bancorp Inc.		HI	$7.20	$61.79	$0.57	$28.45	12.63	x	25.31%	2.76%	25.31%	12.63	x	$0.20	2.78%	98.25%	$2,237	11.23%	11.23%	0.10%	0.23%	1.99%	0.23%	1.99%
TCBS	Texas Community Bancshares, Inc.		TX	$14.10	$44.95	$0.30	$16.91	NM		83.39%	9.94%	83.81%	NM		$0.16	1.13%	NA	$452	11.88%	11.83%	0.29%	-0.17%	-1.75%	0.21%	2.15%
TSBK	Timberland Bancorp, Inc.		WA	$24.81	$201.53	$3.16	$29.23	7.88	x	84.88%	10.63%	90.91%	7.86	x	$0.96	3.87%	29.52%	$1,895	12.53%	11.79%	0.18%	1.43%	11.30%	1.43%	11.32%
TFIN	Triumph Financial, Inc.	(7)	TX	$68.85	$1,598.13	$1.69	$35.45	NM		194.19%	28.66%	281.97%	NM		NA	NA	NA	$5,575	15.65%	11.56%	1.09%	0.63%	3.98%	0.79%	5.01%
TRST	TrustCo Bank Corp NY		NY	$26.93	$512.33	$3.20	$33.92	8.74	x	79.40%	8.31%	79.46%	8.41	x	$1.44	5.35%	46.75%	$6,168	10.46%	10.45%	0.29%	0.97%	9.46%	1.01%	9.83%
WSBF	Waterstone Financial, Inc.		WI	$11.59	$218.62	$0.46	$16.94	25.20	x	68.43%	9.88%	68.55%	25.20	x	$0.60	5.18%	141.30%	$2,213	15.54%	15.52%	0.23%	0.44%	2.62%	0.44%	2.62%
WNEB	Western New England Bancorp, Inc.		MA	$6.57	$140.69	$0.71	$10.96	9.39	x	59.96%	5.49%	63.80%	9.24	x	$0.28	4.26%	40.00%	$2,565	9.26%	8.75%	0.25%	0.59%	6.47%	0.60%	6.57%
WMPN	William Penn Bancorporation	(7)	PA	$12.26	$115.95	$0.08	$13.30	NM		92.20%	13.92%	96.22%	NM		$0.12	0.98%	133.33%	$833	15.09%	14.56%	0.41%	0.10%	0.60%	0.07%	0.43%
WSFS	WSFS Financial Corporation		DE	$43.27	$2,599.83	$4.59	$40.93	9.83	x	105.72%	12.62%	177.10%	9.43	x	$0.60	1.39%	13.64%	$20,595	11.99%	7.51%	0.37%	1.33%	11.72%	1.39%	12.20%

(1)	Closing price at date indicated, market value equal to public (minority shares) times current stock price.
(2)	Core earnings reflect net income less non-recurring items.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(4)	Dividend is as of most recent quarterly dividend. Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)	ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(7)	Current Quarter is December 31, 2023, footnote reflects data as of September 30, 2023, or most recent date.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations.  The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

EXHIBIT 2

Pro Forma Analysis Sheet

EXHIBIT 2

PRO FORMA ANALYSIS SHEET

Fifth District Bancorp, Inc.

Prices as of April 19, 2024

			Subject at		Thrift Peer Group				All Public Thrifts
Valuation Pricing Multiples		Symbol	Midpoint		Mean		Median		Mean		Median
Price-earnings multiple	=	P/E	NM	x	15.53	x	16.26	x	13.82	x	10.17	x	51.86216595
Price-core earnings multiple	=	P/CE	111.88	x	15.30	x	15.94	x	13.32	x	9.87	x	51.86216595
Price-book ratio	=	P/B	47.90%		75.76%		72.45%		71.92%		68.65%		0.557004076
Price-tangible book ratio	=	P/TB	47.90%		78.39%		74.90%		78.82%		71.05%		0.557004076
Price-assets ratio	=	P/A	11.39%		11.45%		10.77%		9.03%		7.75%		0.131600436

				% of	% of Offering
Valuation Parameters		0.47937		Offering	+ Foundation
Pre-Conversion Earnings (Y)	$(711,000)	(12 Mths 3/24)	ESOP Stock as % of Offering (E)	8.1333%	8.0000%
Pre-Conversion Core Earnings	$193,000	(12 Mths 3/24)	Cost of ESOP Borrowings (S)	0.00%
Pre-Conversion Book Value (B)	$76,967,000	(3/24)	ESOP Amortization (T)	20.00 years
Intangibles	$0	(3/24)	SBP Stock as % of Offering (M)	4.0667%	4.0000%
Pre-Conv. Tang. Book Value (B)	$76,967,000	(3/24)	Stock Programs Vesting (N)	5.00 years
Pre-Conversion Assets (A)	$485,208,000	(3/24)	Fixed Expenses	$1,830,000
Reinv. Rate: (5 Yr Treas)@12/31/23	3.84%		Subscr/Dir Comm Exp (Mdpnt)	$2,900,000	7.75%
Tax rate (TAX)	21.00%		Total Expenses (Midpoint)	$4,730,000
A-T Reinvestment Rate(R)	3.03%		Syndicate Expenses (Mdpnt)	$0	0.00%
Est. Conversion Expenses (1)(X)	3.81%		Syndicate Amount	$0
Insider Purchases ($)	$2,900,000		Percent Sold (PCT)	100.00%
Price/Share	$10.00		MHC Assets	$0
Foundation Cash Contrib. (FC)	$250,000		Options as % of Offering (O1)	10.1667%	10.00%
Found. Stk Contrib (% of offering (FS)	1.6667%		Estimated Option Value (O2)	51.00%
Foundation Tax Benefit (Z)	$262,500		Option Vesting Period (O3)	5.00 years
Foundation Amount (Mdpt.)	$1,000,000		% of Options taxable (O4)	25.00%

Calculation of Pro Forma Value After Conversion
1. V=	P/E * (Y)	V=	$61,000,000
	1 - P/E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

1. V=	P/E * (Y)	V=	$61,000,000
	1 - P/Core E * PCT * ((1-X-E-M-FC-FS)*R - (1-TAX)*E/T - (1-TAX)*M/N)-(1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/B * (B+Z)	V=	$61,000,000
	1 - P/B * PCT * (1-X-E-M-FC-FS)

2. V=	P/TB * (TB+Z)	V=	$61,000,000
	1 - P/TB * PCT * (1-X-E-M-FC-FS)

3. V=	P/A * (A+Z+PA)	V=	$61,000,000
	1 - P/A * PCT * (1-X-E-M-FC-FS)

					Market Value	Market Value
	Shares Sold	Foundation	Total Shares	Price Per	of Stock Sold	of Stock Issued
Valuation Conclusion	to Public	Shares	Issued	Share	in Offering	in Reorganization
Supermaximum	7,935,000	100,000	8,035,000	$10.00	$79,350,000	$80,350,000
Maximum	6,900,000	100,000	7,000,000	10.00	69,000,000	$70,000,000
Midpoint	6,000,000	100,000	6,100,000	10.00	60,000,000	$61,000,000
Minimum	5,100,000	100,000	5,200,000	10.00	51,000,000	$52,000,000

	Shares Sold	Foundation	Total Shares
Valuation Conclusion	to Public	Shares	Issued
Supermaximum	98.755%	1.245%	100.000%
Maximum	98.571%	1.429%	100.000%
Midpoint	98.361%	1.639%	100.000%
Minimum	98.077%	1.923%	100.000%

(1) Estimated offering expenses at midpoint of the offering.

EXHIBIT 3

Pro Forma Effect of Conversion Proceeds

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Fifth District Bancorp, Inc.

At the Minimum of the Range

1.	Market Value of Shares Sold In Offering:	$51,000,000
	Market Value of Shares Issued to Foundation:	1,000,000
	Total Market Value of Company:	$52,000,000

2.	Offering Proceeds of Shares Sold In Offering	$51,000,000
	Less: Estimated Offering Expenses	2,245,055
	Net Conversion Proceeds	$48,754,945

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$48,754,945
	Less: Cash Contribution to Foundation	(250,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(4,160,000)
	Less: Non-Cash SBP Stock Purchases (2)	(2,080,000)
	Net Conversion Proceeds Reinvested	$42,264,945
	Estimated After-Tax Reinvestment Rate	3.03%
	Earnings from Reinvestment of Proceeds	$1,282,149
	Less: Estimated cost of ESOP borrowings(1)	-
	Less: Amortization of ESOP borrowings(1)	(164,320)
	Less: Stock Programs Vesting (2)	(328,640)
	Less: Option Plan Vesting (3)	(502,554)
	Net Earnings Increase	$286,635

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended March 31, 2024 (reported)	$(711,000)	$286,635	$(424,365)
	12 Months ended March 31, 2024 (core)	$193,000	$286,635	$479,635

		Before	Net Equity	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2024	$76,967,000	$42,264,945	$262,500	$119,494,445
	March 31, 2024 (Tangible)	$76,967,000	$42,264,945	$262,500	$119,494,445

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2024	$485,208,000	$42,264,945	$262,500	$527,735,445

(1) ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 21.0%.

(2) Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 21.0%.

(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 21% taxable.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Fifth District Bancorp, Inc.

At the Midpoint of the Range

1.	Market Value of Shares Sold In Offering:	$60,000,000
	Market Value of Shares Issued to Foundation:	1,000,000
	Total Market Value of Company:	$61,000,000

2.	Offering Proceeds of Shares Sold In Offering	$60,000,000
	Less: Estimated Offering Expenses	2,323,715
	Net Conversion Proceeds	$57,676,285

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$57,676,285
	Less: Cash Contribution to Foundation	(250,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(4,880,000)
	Less: Non-Cash SBP Stock Purchases (2)	(2,440,000)
	Net Conversion Proceeds Reinvested	$50,106,285
	Estimated After-Tax Reinvestment Rate	3.03%
	Earnings from Reinvestment of Proceeds	$1,520,024
	Less: Estimated cost of ESOP borrowings(1)	-
	Less: Amortization of ESOP borrowings(1)	(192,760)
	Less: Stock Programs Vesting (2)	(385,520)
	Less: Option Plan Vesting (3)	(589,535)
	Net Earnings Increase	$352,210

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended March 31, 2024 (reported)	$(711,000)	$352,210	$(358,790)
	12 Months ended March 31, 2024 (core)	$193,000	$352,210	$545,210

		Before	Net Capital	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2024	$76,967,000	$50,106,285	$262,500	$127,335,785
	March 31, 2024 (Tangible)	$76,967,000	$50,106,285	$262,500	$127,335,785

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2024	$485,208,000	$50,106,285	$262,500	$535,576,785

(1) ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 21.0%.

(2) Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 21.0%.

(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 21% taxable.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Fifth District Bancorp, Inc.

At the Maximum of the Range

1.	Market Value of Shares Sold In Offering:	$69,000,000
	Market Value of Shares Issued to Foundation:	1,000,000
	Total Market Value of Company:	$70,000,000

2.	Offering Proceeds of Shares Sold In Offering	$69,000,000
	Less: Estimated Offering Expenses	2,402,375
	Net Conversion Proceeds	$66,597,625

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$66,597,625
	Less: Cash Contribution to Foundation	(250,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(5,600,000)
	Less: Non-Cash SBP Stock Purchases (2)	(2,800,000)
	Net Conversion Proceeds Reinvested	$57,947,625
	Estimated After-Tax Reinvestment Rate	3.03%
	Earnings from Reinvestment of Proceeds	$1,757,899
	Less: Estimated cost of ESOP borrowings(1)	-
	Less: Amortization of ESOP borrowings(1)	(221,200)
	Less: Stock Programs Vesting (2)	(442,400)
	Less: Option Plan Vesting (3)	(676,515)
	Net Earnings Increase	$417,784

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended March 31, 2024 (reported)	$(711,000)	$417,784	$(293,216)
	12 Months ended March 31, 2024 (core)	$193,000	$417,784	$610,784

		Before	Net Capital	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2024	$76,967,000	$57,947,625	$262,500	$135,177,125
	March 31, 2024 (Tangible)	$76,967,000	$57,947,625	$262,500	$135,177,125

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2024	$485,208,000	$57,947,625	$262,500	$543,418,125

(1) ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 21.0%.

(2) Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 21.0%.

(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 21% taxable.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Fifth District Bancorp, Inc.

At the Supermaximum Value

1.	Market Value of Shares Sold In Offering:	$79,350,000
	Market Value of Shares Issued to Foundation:	1,000,000
	Total Market Value of Company:	$80,350,000

2.	Offering Proceeds of Shares Sold In Offering	$79,350,000
	Less: Estimated Offering Expenses	2,492,834
	Net Conversion Proceeds	$76,857,166

3.	Estimated Additional Equity and Income from Offering Proceeds
	Net Conversion Proceeds	$76,857,166
	Less: Cash Contribution to Foundation	(250,000)
	Less: Non-Cash ESOP Stock Purchases (1)	(6,427,994)
	Less: Non-Cash MRP Stock Purchases (2)	(3,213,992)
	Net Conversion Proceeds Reinvested	$66,965,180
	Estimated After-Tax Reinvestment Rate	3.03%
	Earnings from Reinvestment of Proceeds	$2,031,456
	Less: Estimated cost of ESOP borrowings(1)	-
	Less: Amortization of ESOP borrowings(1)	(253,906)
	Less: Stock Programs Vesting (2)	(507,812)
	Less: Option Plan Vesting (3)	(776,543)
	Net Earnings Increase	$493,195

			Net
		Before	Earnings	After
4.	Pro Forma Earnings	Conversion	Increase	Conversion
	12 Months ended March 31, 2024 (reported)	$(711,000)	$493,195	$(217,805)
	12 Months ended March 31, 2024 (core)	$193,000	$493,195	$686,195

		Before	Net Capital	Tax Benefit	After
5.	Pro Forma Net Worth	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2024	$76,967,000	$66,965,180	$262,500	$144,194,680
	March 31, 2024 (Tangible)	$76,967,000	$66,965,180	$262,500	$144,194,680

		Before	Net Cash	Tax Benefit	After
6.	Pro Forma Assets	Conversion	Proceeds	of Foundation	Conversion
	March 31, 2024	$485,208,000	$66,965,180	$262,500	$552,435,680

(1) ESOP stock (8% of offering and foundation) amortized over 20 years, amortization expense is tax effected at 21.0%.

(2) Stock programs (4% of offering and foundation) amortized over 5 years, amortization expense is tax effected at 21.0%.

(3) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 21% taxable.

EXHIBIT 4

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (42)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (38)	(703) 647-6546	wpommerening@rpfinancial.com
James P. Hennessey, Director (36)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (34)	(703) 647-6549	joren@rpfinancial.com
Gregory E. Dunn, Director (38)	(703) 647-6548	gdunn@rpfinancial.com

1311-A Dolley Madison Blvd., Suite 2A	Telephone: (703) 528-1700
McLean, VA 22101	Fax No.: (703) 528-1788
www.rpfinancial.com	E-Mail: mail@rpfinancial.com